Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Banc of California, Inc.:

We consent to the use of our reports dated February 28, 2018, with respect to the consolidated statements of financial condition of Banc of California, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference.

/s/KPMG LLP

Irvine, California

August 16, 2018